UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:                                                                                                           Altegris KKR Private Equity Master Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

1200 Prospect Street

Suite 400

La Jolla, CA 92037

Telephone Number:                                    888-524-9441

Name and Address of Agent for Service of Process:

David P. Mathews

Senior Vice President & General Counsel
Altegris Advisors, L.L.C.
1200 Prospect Street

Suite 400

La Jolla, CA 92037

With Copies to:

Richard Horowitz, Esq.

Mathew K. Kerfoot, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES ☒  NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in New York, New York, on the 30th day of April, 2014.

Altegris KKR Private Equity Master Fund

	By:	/s/ Jack L. Rivkin
Jack L. Rivkin
Trustee

Attest:

/s/ David P. Mathews
David P. Mathews
Witness